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                                                          EXHIBIT 99


NEWS RELEASE

CONTACT:  ANNE DAVENPORT           301 PERIMETER CENTER NORTH
          INVESTOR RELATIONS       ATLANTA, GA  30346
          (770) 668-5968



            HBOC COMPLETES ACQUISITION OF MANAGEMENT SOFTWARE, INC.


     ATLANTA, September 19, 1996 -- HBO & Company (Nasdaq:HBOC) today announced it has completed the previously announced acquisition of Management Software, Inc. (MSI), a privately held provider of software solutions for the homecare industry.
     MSI shareholders received approximately 890,000 shares of HBOC stock in the transaction. The acquisition will be accounted for as a pooling of interests, and HBOC will take a one-time charge for acquisition-related expenses.
     Management Software, Inc., based in Springfield, Mo., had 1995 revenue of $15 million and has more than 200 employees. With approximately 600 home health customers, the company is the market leader in the homecare information market. Customers include the Lutheran Health System in Fargo, N.D., Healthspan Health System in Minneapolis, Minn., and approximately 40 of the Columbia/HCA hospitals.
     "With the addition of MSI's experience and large customer base, HBOC is well positioned to be the leader in the homecare market," said Charles W. McCall, HBOC president and chief executive officer. "This acquisition also benefits our existing customer base by enabling us to provide an even broader range of products."
     HBO & Company delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, electronic data interchange, outsourcing and other services to healthcare organizations in the United States, Ireland, United Kingdom, Canada and New Zealand.
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